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                                                                   EXHIBIT 23.1



                   INDEPENDENT AUDITORS' REPORT AND CONSENT


The Board of Directors
United Surgical Partners International, Inc.:

The audits referred to in our report dated February 22, 2002, included the related consolidated financial statement schedule as of December 31, 2001 and for each of the years in the three-year period ended December 31, 2001 included as an exhibit to the Form 10-K. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the reference to our firm under the heading "Selected Financial Data" in the Form 10-K. We also consent to the incorporation by reference in the registration statement (No. 333-64926) on Form S-8 of United Surgical Partners International, Inc. of our report with respect to the consolidated balance sheets of United Surgical Partners International, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2001 and the related financial statement schedule.


Dallas, Texas
March 20, 2002